Arcadia Resources, Inc.

9229 Delegates Row, Suite 260

Indianapolis, IN 46240

P: 317-569-8234 F: 317-575-6195

www.ArcadiaHealthCare.com

AMEX: KAD

Marvin R. Richardson, R.Ph.

President & Chief Executive Officer

July 29, 2008

Dear Arcadia Shareholders:

This year marks the 30th anniversary of our company, founded in 1978. This is a significant milestone in Arcadia's history and very few companies serving the "at home" population can speak of this longevity. I would like to thank our associates, our affiliates, our shareholders and our stakeholders who have supported our efforts. A little over a year ago, I sent my first letter to the shareholders of Arcadia Resources, Inc., introducing myself as the new president and CEO. In that letter, I summarized fiscal 2007 as a year of transition during which we took action on numerous fronts to unlock Arcadia's potential. This past year has been one of setting a clear vision - "Keeping People at Home and Healthier Longer," executing our business strategy and improving our financial performance.

We have made significant progress in fiscal year 2008, setting the stage for a much improved fiscal 2009. I would like to share some of these accomplishments with you and lay out our focus areas for the coming year.

Let me start by highlighting the key business segments we operate, which are primarily targeted at improving patient outcomes. These businesses generated over $150 million in revenue for Arcadia last year:

    We are a leading provider of home healthcare services. Our caregivers work tirelessly from nearly 60 offices throughout the United States to allow people to live more comfortably in their home settings - be that their houses, in retirement communities or in assisted living facilities.

    We have an excellent platform of companies serving the home health equipment and home health products segments, complementing the home healthcare services we provide. While we divested a portion of this business last year, the remaining business units are growing, profitable and provide a platform from which to build upon as part of our overall home care strategy.

    Our health care professionals provide medical staffing services to a broad array of facilities across the United States, including hospitals, rehabilitation centers, assisted living/skilled nursing facilities, hospices and correctional facilities. We have a diversified mix of staffing that includes both per diem and travel segments.

    Our Pharmacy/Medication Management segment, which includes our DailyMed medication management line, is projected to be our fastest growing segment and provides significant opportunity for accelerating our revenue growth. I will discuss this in more detail below. We also provide an array of pharmacy management tools and software that can be leveraged across a wide range of pharmacy operations and interfaces.

    Finally, our non-medical staffing business has grown rapidly over the past several years. While its business is outside of the core vision of our healthcare focus, it is a leader in the markets it serves and is a well managed, profitable part of Arcadia.

Our focus on these key business platforms allowed us to realize significant improvement in our fiscal 2008 financial results, particularly during the second half of the fiscal year. As we have previously reported:

    We grew our net revenue from continuing operations from $143.7 million in fiscal 2007 to $151.0 million in fiscal 2008. We achieved this revenue growth despite very challenging conditions in some of our markets, such as our per diem medical staffing area.

    We improved our earnings before interest, taxes, depreciation and amortization (EBITDA) from a negative $6.1 million in fiscal 2007 to a negative $2.4 million in fiscal 2008. Significantly, we achieved positive EBITDA during the last half of fiscal 2008.

    We improved our cash flow from operations for the year from the $13.8 million used in fiscal 2007 to $7.1 million last year. We also achieved positive operating cash flow the last half of fiscal 2008.

    We reduced our net loss by $20.5 million, from a net loss of $33.6 million in fiscal 2007 to a net loss of $13.1 million last year.

    We made progress on our goal of reducing our SG&A expenses as a percentage of overall sales. SG&A expense was reduced from 37.0% to 35.9% during the year.

    We implemented several key parts of our Board-approved financing plan, including a $13 million equity financing in May of 2007 which provided capital to restructure certain debt and other obligations and a $5 million debt financing in March of this year that assures we can execute our pharmacy strategy in fiscal 2009.

    Our auditors lifted the going concern opinion for Arcadia and found no material weaknesses in our financial controls.

While we are pleased with these improvements, we recognize much more progress must be made. Our plans for the upcoming year are in place and our management team is dedicated to further improvement in fiscal 2009. Let me comment on some of our key focus areas.

First, we are committed to accelerating the growth and expansion of our DailyMed™ business. We have started both the expanded EverCare roll-out in Minnesota and the CareSelect program for Indiana Medicaid. Although both programs started later than we had planned, we are currently filling prescriptions in both plans and will update shareholders on our pharmacy progress during our fiscal 2009 first quarter conference call. We expect significant revenue growth in this segment of our business in coming years, providing even more balance to the company's revenue model.

Second, we are focused on growing our home care business platform. We believe there are significant opportunities for organic growth in the existing markets we serve. We also plan to expand into new markets both through accretive acquisitions and by the start-up of new locations.

Third, we expect to deliver improved financial results as we target being EBITDA and cash flow positive for the full year. Ultimately we know our goal is to achieve positive net income, and we are progressing towards that objective even while funding the expansion of our pharmacy business.

Fourth, we will invest in promoting and positioning the Arcadia HealthCareSM and DailyMed™ brands in the market place as part of our overall vision.

Finally, we will continue our focus on reducing our SG&A expenses as a percentage of sales. This will come both from cost reductions in certain areas as well as expanding our top-line revenue.

In addition, to reinforce our commitment to performance, we have designed all of our incentive compensation plans to more closely align pay for performance. Executive management incentive compensation is highly dependent upon achieving Board-approved financial targets, and is payable in Arcadia stock. Every Arcadia administrative employee participates in a performance-based bonus plan that is directly linked to improving the financial performance of their respective businesses or areas. We are working hard to change our culture from one that rewards doing our best to one that rewards accountability for delivering results.

We have much to be proud of in our performance over the past year. We could not have achieved this without the tireless efforts of our employees, and I thank them for their efforts. We also could not have done this without the support of our shareholders, affiliate partners, lenders and others having very significant stakes in our long-term success.

While we do not comment on our stock price as a matter of corporate policy, the company's Board of Directors and executive management team recognize that our progress has not resulted in an increased stock price for our shareholders. We remain committed to creating long-term value for our shareholders and believe that the best way to do that is to continue to execute the plans that we have in place. We have the right vision and we have the right strategy. We have a strong management team as well as excellent associates and affiliates in place to execute these plans. We believe we are adequately financed to fund the work we have planned for fiscal 2009, and are confident that with time and effort, our financial performance will reflect Arcadia's well-positioned place in the health sector. We remain focused on providing innovative solutions and keep that focus by remembering what we do best - "Keeping People at Home and Healthier Longer."

I look forward to discussing our progress further when we report our first quarter results on August 11, 2008 and again at our Annual Meeting of Stockholders on September 5, 2008.

Sincerely, ARCADIA RESOURCES, INC. /s/ Marvin R. Richardson Marvin R. Richardson, President & CEO